Exhibit 99.1

for immediate release

LACOSTE AND INTERPARFUMS SA SIGN A FRAGRANCE LICENSING AGREEMENT

New York, New York – December 21, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its majority owned Paris-based subsidiary, Interparfums SA and Lacoste, the iconic fashion sport brand, have signed a worldwide exclusive 15-year fragrance license agreement effective January 1, 2024.

Under this agreement, including an entrance fee of €90 million, Interparfums will be responsible for the creation, development, production and marketing of all perfume and cosmetics lines under the Lacoste brand, in selective distribution as well as in the Lacoste boutique network.

The launch of the first new perfume line is scheduled for 2024.

Thierry Guibert, Lacoste President, stated: “Interparfums’ proven know-how and creativity will be key assets to continue the development of our fragrance category, which plays a significant role in Lacoste’s reputation. Our common vision will enable us to take an approach that is increasingly in line with the brand’s strong identity codes, whose fragrances still have great potential.”

Jean Madar, Chairman and CEO of Inter Parfums, Inc., added: “Lacoste is an emblematic brand in the world of fashion and sport with a very high level of awareness and desirability throughout the world. The management team has a clear and precise vision of the brand’s great development potential, which will also allow us to take the perfumes higher and further. This is an important new strategic step in the life of Interparfums. We are delighted and thrilled about this exciting partnership.”

About Lacoste:

Since the very first polo was created in 1933, Lacoste relies on its authentic sports heritage to spring optimism and elegance on the world thanks to a unique and original lifestyle for women, men and children.

At the juncture of sport and fashion, Lacoste frees us up, creates movement in our lives, and liberates our self-expression. In every collection, in every line, Lacoste’s timeless elegance is captured through a combination of the creative and the classic. Since its beginnings, the crocodile’s aura has grown more powerful with every generation who has worn it, becoming a rallying sign beyond style. Passed from country to country, from one generation to the next, from one friend to another, Lacoste pieces become imbued with an emotional connection that raises them to the status of icons.

The Lacoste elegance - both universal and timeless - brings together a large community, in which everyone respects and recognizes each other’s values and differences

Lacoste is established in 98 countries, throughout a network of 1100 shops. For further information on Lacoste: https://corporate.lacoste.com/

About Inter Parfums, Inc.:

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Lacoste:

Rhizlene Mimoun

Head of Corporate Communications

rmimoun@lacoste.com

+33 6 26 74 52 25

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com